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                                                                    Exhibit 10.9

March 3, 1998

Mr. Neal Bernstein
Registry Magic, Inc.
One South Ocean Boulevard, Suite 206
Boca Raton, Florida 33432

Dear Mr. Bernstein:

         This letter shall confirm the mutual understanding of Registry Magic, Inc. ("Registry") and M.S. Management Associates, Inc. ("MSM"), an affiliate of Simon DeBartolo Group, L.P. ("SDG"), with respect to certain voice recognition applications technology developed by Registry. SDG and its affiliates own (in whole or in part) and/or manage certain retail shopping malls and community centers located throughout the United States (collectively, the "Properties"). Registry develops voice recognition technology that enables users to communicate with and operate computers through natural speech.

         MSM and Registry have discussed the development of a pilot program (the "Pilot Program") to combine space at several Properties with Registry's applications technology to create innovative interactive marketing systems in public space kiosks and to enhance customer service by telephone. Under the Pilot Program, MSM and Registry would jointly devise the concept of a "conversational kiosk", identify consumer marketing companies that would be interested in using the voice recognition technology to market products and services for a fee or rental payment, and deploy test units at one or more of the Properties. It is anticipated that Registry and MSM and/or the participating Properties would equally share in the net revenues from the Pilot Program, after payment of the costs and expenses of installing and operating the conversational kiosks at the Properties participating in the Pilot Program. Registry and MSM further anticipate that, during the Pilot Program, they and their respective affiliates would each be restricted from negotiating or entering into agreements with third parties for a concept similar to the conversational kiosk.

         The parties anticipate that, upon the expiration of the Pilot Program, they would enter into discussions of a comprehensive, definitive agreement, providing for the roll-out of the conversational kiosk concept to additional Properties, using their experience with the Pilot Program as a benchmark for evaluating the potential for success of the conversational kiosk concept. Among other things, such a comprehensive agreement would provide for a royalty fee to be paid to MSM with respect to non-SDG retail shopping center and mall installations and other public-space applications of the conversational kiosk technology.

         Registry and MSM acknowledge that the foregoing establishes a general framework for the Pilot Program and memorializes their current understanding with respect to the Pilot Program concept. Registry and MSM agree that they will negotiate in good faith and use commercially reasonable efforts to enter into a "letter agreement" to establish in detail the terms



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and conditions for the development and operation of the Pilot Program. However,
Registry and MSM acknowledge and understand that this letter of understanding shall not be binding upon them (except for the agreement of the parties to negotiate in food faith and use commercially reasonably efforts to enter into the aforesaid letter agreement) and is intended only to provide a framework for the negotiation of the letter agreement.

         Please signify Registry's agreement with the foregoing by signing in the space provided below.


                                        M.S. MANAGEMENT ASSOCIATES, INC.



                                        By: /s/ DENNIS I. CAVANAGH
                                            -----------------------------------
                                                Dennis I. Cananagh, Senior Vice
                                                President, Finance

AGREED AND ACCEPTED
as of March 3, 1998


REGISTRY MAGIC INC.



By: /s/ MARTIN P. SCOTT
-----------------------------------
        Martin P. Scott, Controller